EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Brady Corporation and subsidiaries dated September 7, 2004, appearing in the Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 14, 2005